Exhibit 99.1

Aurinia Discloses 2023 Year-End Financial and Operational Results, Announces Corporate Actions Focused on Enhancing Shareholder Value

•Total net revenue was $45.1 million and $175.5 million, and net product revenue was $42.3 million and $158.5 million, for the fourth quarter and full year 2023, respectively

•$350.7 million of cash, cash equivalents, restricted cash and investments as of December 31, 2023
•Reaffirms 2024 net product revenue guidance of $200 - $220 million
•Announces conclusion of strategic review and details operational changes that are expected to drive savings of approximately $50 - $55 million annually
•Initiates a share repurchase program of up to $150 million (the maximum amount of which is subject to receipt of regulatory approval in Canada)

Conference call to be hosted today at 8:30 a.m. ET

ROCKVILLE, Maryland and EDMONTON, Alberta – February 15, 2024 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today provided an update on its 2023 fourth quarter and full year business performance, as well as a corporate update regarding the Company’s strategic review. This includes corporate actions designed to enhance shareholder value, including an exclusive focus on driving commercial execution of the LUPKYNIS® (voclosporin) business, and a significant share repurchase program.

Effective immediately, Aurinia will discontinue its future development of AUR200 and AUR300 research and development programs and prioritize resource allocation. This will result in a one-time charge in the first quarter of 2024 of approximately $11 - $15 million and expected operational cost savings of approximately $50 - $55 million annually, with approximately 75% of the savings being recognized in 2024 excluding the one-time restructuring charge in the first quarter of 2024.

Aurinia’s Board of Directors (the “Board”) also approved a share repurchase program of up to $150 million common shares of the Company (each, a “Common Share”), affirming its confidence in the Company’s growth prospects. The maximum amount of the share repurchase program is subject to receipt of regulatory approval in Canada.

“Our strong performance and growth for LUPKYNIS throughout 2023 demonstrates the ongoing success of our commercial strategy. We will continue to focus on driving the upward trajectory of LUPKYNIS, while significantly reducing expenses and providing increased cash flow for 2024 and beyond. With our deeply experienced and dedicated team, we have built a strong foundation for Aurinia’s growth that will lead us into another high performing year. We are confident in the actions we have taken to drive increased shareholder value and will continue to act with urgency for the benefit of shareholders,” said Peter Greenleaf, President and CEO of Aurinia.

2023 Fourth Quarter and Full Year Results

Net product revenue was $42.3 million for the quarter ended December 31, 2023, a 49% increase from $28.3 million for the same period in 2022. Net product revenue was $158.5 million for the full year, a 53% increase from $103.5 million for the same period in 2022. The Company is also reaffirming its 2024 net product revenue guidance of $200 - $220 million.

Total net revenue was $45.1 million for the quarter ended December 31, 2023, and $28.4 million for the same period in 2022, representing growth of approximately 59%. Total net revenue was $175.5 million for the year and $134.0 million for the same period in 2022, representing growth of approximately 31%.

The Company had cash, cash equivalents, restricted cash and investments of approximately $350.7 million as of December 31, 2023.

Fourth Quarter 2023 Highlights and LUPKYNIS® (voclosporin) Product Performance

•There were approximately 2,066 patients on LUPKYNIS therapy as of December 31, 2023, compared to 1,525 at the end of 2022.
•There were approximately 438 patient start forms (PSFs) in the fourth quarter of December 31, 2023, compared to 406 PSFs in the fourth quarter of 2022.
•In addition to the 438 PSFs in the fourth quarter of December 31, 2023, there were approximately 101 new patients added in the quarter who were either restarting LUPKYNIS or receiving it through a hospital pharmacy.
•From January 1 through the end of December 2023, the Company recorded 1,791 PSFs, compared to 1,650 in the prior year.
•From January 1, 2024 through February 9, 2024, the Company added approximately 191 PSFs and approximately 40 new patients from restarts and the hospital channel.
•Conversion rates were sustained, with approximately 85% of PSFs converted to patients on therapy.
•Time to convert has improved to an all-time high with approximately 63% of patients on therapy by 20 days.
•The overall adherence rate remained high at 86% through the fourth quarter of 2023.
•Persistency at 12 months was 55% and remained stable, with 49% of patients remaining on therapy at 15 months and 44% at 18 months.

Aurinia Corporate Strategy Update

The Board initiated a robust strategic review at the end of June 2023 to review all strategic options for the Company. Together with management, JP Morgan, the Company’s financial advisor in the strategic review process, engaged with more than 60 parties, receiving only one non-binding expression of interest, which included a due diligence process, but did not result in a formal offer.
Aurinia also explored potentially acquiring or licensing other entities or assets during this time. After assessing a range of alternatives over the last seven months, the Board elected to conclude Aurinia’s strategic review process. The Board ultimately determined that none of the explored opportunities that were available to it to pursue were in the best near-term interests of the Company to execute on, and that the best path forward is for management to streamline its operations as it announced today and focus on the Company’s commercial execution.
Additionally, in 2018, the Company under previous management and at the Board’s discretion, engaged a leading investment bank to conduct a confidential strategic review process. During the 2018 process, the Company received only one non-binding expression of interest to acquire the Company, which included a due diligence process, but did not result in a formal offer.
Outside of these two expressions of interest, the Company has never received an offer of any kind to acquire the Company. The Board and management remain open to exploring opportunities that are in the best interests of the Company and are open to considering any bona fide offers that the Company receives.

“The Board and management conducted a wide-ranging review of strategic alternatives for our business and determined that the ongoing commercial transformation provides the best means for enhancing near-term value for shareholders and other stakeholders. As the most recent performance update indicates, Aurinia is financially strong and is continuing to achieve commercial success with LUPKYNIS. With a clear plan to strengthen short and long-term performance and generate free cash flow by the end of this year, the Board is fully confident the Company’s current approach is in the best interests of the Company,” said Dr. Daniel Billen, Chairman of the Board of Aurinia.

The Company is reaffirming its commitment to enhancing value by driving LUPKYNIS growth, while maintaining a sharp focus on operating efficiencies and maximizing cash flows. As a result, the Company is ceasing future development efforts on AUR200 and its pre-clinical asset AUR300. Correspondingly, the Company expects to take a restructuring charge of approximately $11 - $15 million in the first quarter of 2024. The Company anticipates reducing employee headcount by at least 25% by the end of the first quarter of 2024. There is no planned reduction in headcount in commercial or commercial supporting roles.

The charge will primarily be made up of severance costs, contract termination costs and other costs associated with terminating the programs. The Company expects to recognize cost savings of approximately $50 - $55 million annually, with approximately 75% of the savings being recognized in 2024 excluding the one-time restructuring charge in the first quarter of 2024, with no impact on commercial investment.

In addition, the Board has approved a share repurchase program of up to $150 million of Common Shares, reflecting confidence in Aurinia’s growth prospects. Aurinia has submitted an exemptive relief application to applicable Canadian securities regulators which, if granted, would permit Aurinia to purchase up to 15% of the issued and outstanding Common Shares of the Company in any 12-month period for 36 months (the “Exemptive Relief”). There is no assurance the Exemptive Relief will be granted on the terms applied for or at all. If the Exemptive Relief is not granted, the maximum the Company may purchase under this share repurchase program in reliance on the normal course issuer bid exemption under applicable Canadian securities regulation is 5% of its current issued and outstanding Common Shares (being 7,230,888 Common Shares).

Purchases under the share repurchase program will commence on or around February 21, 2024. The expiry date of the share repurchase program is not currently known. This program may be implemented through open market or privately negotiated purchases, including under a plan intended to benefit from the affirmative defense under Rule 10b5-1, Rule 10b-18 or an automatic securities purchase plan, an accelerated share repurchase program, or other mechanisms. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements, including applicable blackout period restrictions, and other factors. The purchase price of any Common Shares will be determined in accordance with applicable U.S. securities laws and subject to receiving the Exemptive Relief, the value of the consideration offered per Common Share will not exceed the market price of the Common Shares calculated pursuant to applicable Canadian securities regulation.

“We have a very healthy balance sheet that enables a disciplined capital deployment policy to support Aurinia’s growth, while also increasing returns to shareholders,” said Joe Miller, Chief Financial Officer of Aurinia.

Financial Results for the Quarter and Year Ended December 31, 2023
Total net revenue was $45.1 million and $28.4 million for the quarters ended December 31, 2023 and December 31, 2022, respectively. Total net revenue was $175.5 million and $134.0 million for the years ended December 31, 2023 and December 31, 2022, respectively. Product Revenue, net was $42.3 million and $28.3 million for the quarters ended December 31, 2023 and 2022, respectively. Product Revenue, net was $158.5 million and $103.5 million for the years ended December 31, 2023 and 2022, respectively. The Company currently has two main customers for U.S. commercial sales of LUPKYNIS and a collaboration partnership with Otsuka for sales of semi-finished product and license, collaboration and royalty revenue in Otsuka Territories. The increase in both periods is primarily due to an increase in LUPKYNIS sales to our two main customers, driven predominantly by further penetration of the LN market.
The market penetration can be demonstrated, in part, by 1,791 additional patient start forms (PSFs) received during the year ended December 31, 2023. Additionally, during the fourth quarter of 2023, the Company added approximately 101 new patients, which includes, restarts (patients coming back onto therapy who do not require a PSF) and an estimate of new patients beginning therapy in the hospital channel. Patient restarts and estimated patients coming through the hospital channel are newly reported in the fourth quarter since they have achieved numerical significance for the first time. Lastly, the Company’s 12-month persistency rate has increased from approximately 50% at December 31, 2022 to approximately 55% at December 31, 2023. These factors have contributed to an increase in patients on therapy with approximately 2,066 patients on LUPKYNIS therapy at December 31, 2023, compared with 1,525 at December 31, 2022.
License, collaboration and royalty revenue was $2.8 million and $0.1 million for the quarters ended December 31, 2023 and 2022, respectively. License, collaboration and royalty revenue was $17.0 million and $30.6 million for the years ended December 31, 2023 and 2022, respectively. For the year ended December 31, 2023, license, collaboration and royalty revenue included a $10.0 million pricing and reimbursement milestone in September 2023 and additional collaboration and manufacturing services revenue from Otsuka. For the year ended December 31, 2022, license, collaboration and royalty revenue was primarily due to the recognition of a $30.0 million regulatory milestone from Otsuka following the EC marketing authorization of LUPKYNIS in September 2022.
Total cost of sales and operating expenses for the quarters ended December 31, 2023 and December 31, 2022 were $74.8 million and $56.5 million, respectively. Total cost of sales and operating expenses were $267.2 million and $245.5 million for the years ended December 31, 2023 and December 31, 2022, respectively. Further breakdown of operating expenses drivers and fluctuations are highlighted in the following paragraphs.
Cost of sales were $5.4 million and $1.4 million for the quarters ended December 31, 2023 and December 31, 2022, respectively. Cost of sales were $14.1 million and $5.7 million for the years ended December 31, 2023 and December 31, 2022, respectively. The increase in both periods was primarily due to an increase in sales of LUPKYNIS, coupled with the amortization of the monoplant finance lease right-of-use asset, which was placed into service in late June 2023.
Gross margin for the quarters ended December 31, 2023 and December 31, 2022 was approximately 88% and 95% respectively. Gross margin for the years ended December 31, 2023 and December 31, 2022 was approximately 92% and 96%, respectively.
Selling, general and administrative (SG&A) expenses, inclusive of share-based compensation expense, were $50.1 million and $47.5 million for the quarters ended December 31, 2023 and December 31, 2022, respectively. The increase in total SG&A expense was primarily due to an increase in share-based compensation expense. SG&A expenses, inclusive of share-based compensation expense, were $195.0 million and $196.4 million for the years ended December 31, 2023 and December 31, 2022, respectively. The decrease was primarily due to a reduction in expenses associated with corporate legal matters and insurance.
Non-cash SG&A share-based compensation expense were $9.5 million and $7.0 million for the quarters ended December 31, 2023 and December 31, 2022, respectively. Non-cash SG&A share-based compensation expense was $36.5 million and $28.4 million for the years ended December 31, 2023 and December 31, 2022, respectively.
Research and Development (R&D) expenses, inclusive of share-based compensation expense, were $10.2 million and $9.9 million for the quarters ended December 31, 2023 and December 31, 2022, respectively. R&D expenses, inclusive of share-based compensation expense, were $49.6 million and $45.0 million for the years ended December 31, 2023 and December 31, 2022, respectively. The primary driver for the increase in R&D expenses for both periods was due to the increase in share-based compensation expense.
Non-cash R&D share-based compensation expense and income was $1.9 million and $(0.3) million for quarters ended December 31, 2023 and December 31, 2022, respectively. Non-cash R&D share-based compensation expense was $7.5 million and $3.3 million for the years ended December 31, 2023 and December 31, 2022, respectively.
Other expense (income), net was $9.1 million and $(2.2) million for the quarters ended December 31, 2023 and December 31, 2022, respectively. Other expense (income), net was $8.4 million and $(1.5) million for the years ended December 31, 2023 and December 31, 2022, respectively. The increase in expense for both periods is primarily due to an increase in the foreign exchange loss related to the revaluation of the monoplant finance lease liability, which commenced in June 2023 and is denominated in CHF.
Interest income was $4.6 million and $2.9 million for the quarters ended December 31, 2023 and December 31, 2022, respectively. Interest income was $17.0 million and $5.1 million for the years ended December 31, 2023 and December 31, 2022, respectively. The increase for the quarter and full year was mainly due to higher yields on our investments as a result of increasing interest rates.
For the quarter ended December 31, 2023, Aurinia recorded a net loss of $26.9 million or $0.19 net loss per common share, as compared to a net loss of $26.0 million or $0.18 net loss per common share for the quarter ended December 31, 2022. For the year ended December 31, 2023, Aurinia recorded a net loss of $78.0 million or $0.54 net loss per common share as compared to a net loss of $108.2 million or $0.76 net loss per common share for the previous period.

Financial Liquidity at December 31, 2023

As of December 31, 2023, Aurinia had cash, cash equivalents and restricted cash and investments of $350.7 million, compared to $389.4 million at December 31, 2022. The decrease is primarily related to the continued investment in commercialization activities and post approval commitments of our approved drug, LUPKYNIS, inventory purchases, advancement of Aurinia’s pipeline and monoplant payments, partially offset by an increase in cash receipts from sales of LUPKYNIS.

Aurinia believes that it has sufficient financial resources to fund its operations, which include funding commercial activities, including FDA related post approval commitments, manufacturing and packaging commercial drug supply, funding its commercial infrastructure, advancing its LUPKYNIS (voclosporin) related R&D programs and funding its working capital obligations for at least the next few years.

This press release is intended to be read in conjunction with the Company’s consolidated financial statements and Management's Discussion and Analysis for the year ended December 31, 2023 in the Company’s Annual Report on Form 10-K, which will be accessible on Aurinia's website at www.auriniapharma.com, on SEDAR+ at www.sedarplus.ca or on EDGAR at www.sec.gov/edgar.
Conference Call Details
Aurinia will host a conference call and webcast today, Thursday, February 15, 2024 at 8:30 a.m. ET to discuss the financial results for the quarter and year ended December 31, 2023. The link to the audio webcast is available here or on Aurinia’s corporate website at www.auriniapharma.com under "News/Events” through the “Investors” section. To join the conference call, please dial +1-877-407-9170 / + 201-493-6756 (Toll-free U.S. & Canada). A replay of the webcast will be available on Aurinia’s website.

About LUPKYNIS®

LUPKYNIS® (voclosporin) is the first U.S. Food and Drug Administration and European Commission approved oral medicine for the treatment of adult patients with active lupus nephritis (LN). LUPKYNIS® is a second generation calcineurin inhibitor (CNI) with a dual mechanism of action, acting as an immunosuppressant through inhibition of T-cell activation and cytokine production and promoting podocyte stability in the kidney. The AURORA Clinical Program, comprised of the AURORA 1 pivotal trial and AURORA 2 extension trial, demonstrated the importance of LUPKYNIS® plus standard of care to preserve kidney health in patients with active LN without reliance on chronic high-dose glucocorticoids. It is the only clinical program to include three years of LN treatment and follow-up with mycophenolate mofetil (MMF) and steroids.

About Lupus Nephritis

Lupus Nephritis (LN) is a serious manifestation of systemic lupus erythematosus (SLE), a chronic and complex autoimmune disease. LN affects approximately 120,000 people in the U.S. and disproportionately affects women and people of color. People living with LN have high unmet needs and often face significant barriers to optimal care. If poorly controlled, LN can lead to permanent and irreversible tissue damage within the kidney. Medical guidelines recommend that all SLE patients receive routine LN screenings at every visit. Guidelines also note that delaying LN diagnosis has profound prognostic repercussions. Yet, research shows that approximately 50% of SLE patients are not screened for LN and 77% of people with LN go untreated. Aurinia is committed to improving health outcomes for people living with LN by educating patients and providers on the critical need for routine screening and transformative therapies that can help improve health outcomes.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. The Company’s head office is in Edmonton, Alberta, its U.S. commercial office is in Rockville, Maryland. The Company focuses its development efforts globally.

Forward-Looking Statements
Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to: Aurinia’s estimates as to annual net product revenue in the range of $200 - $220 million in 2024 and that it will have a high performing year; the estimated costs and benefits of Aurinia’s restructuring program, including the timing for the financial recognition; Aurinia’s estimates as to the amount and type of headcount reductions resulting from the restructuring; Aurinia’s belief that the corporate actions announced in this press release will enhance shareholder value; Aurinia’s belief that it can significantly reduce expenses and provide increased cash flow for 2024 and beyond; Aurinia’s estimates as to the number of patients with SLE in the U.S. and the proportion of those persons who will develop LN; Aurinia being confident that it is poised for growth and product expansion; and Aurinia’s belief that it has sufficient financial resources to fund its current plans for at least the next few years; the timing of the Company obtaining free cash flow from operations; the size, timing and terms upon which the share repurchase program is conducted; and the Company successfully obtaining the Exemptive Relief. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. We have made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: the accuracy of reported data from third party studies and reports; the number, and timing of receipt, of PSFs and their rate of conversion into patients on therapy; assumptions relating to net revenue per patient for LUPKYNIS assumptions that Aurinia’s intellectual property rights are valid and do not infringe the intellectual property rights of third parties; Aurinia’s assumptions relating to the capital required to fund operations; assumptions relating to the timing and ability to execute on Aurinia’s restructuring plans; assumptions relating to the costs, benefits and scope of Aurinia’s restructuring plans; the assumption that Aurinia’s current good relationships with its suppliers, service providers and other third parties will be maintained; assumptions relating to the burn rate of Aurinia’s cash for operations; assumptions related to fluctuations in the market price of the common shares; assumptions related to timing of interactions with regulatory bodies; assumptions relating to the terms of the Exemptive Relief once granted; and assumptions related to Aurinia’s third party service providers will comply with their contractual obligations. Even though the management of Aurinia believes that the assumptions made, and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information will prove to be accurate.
Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; difficulties Aurinia may experience executing its restructuring program; difficulties Aurinia may experience executing its share repurchase program; difficulties Aurinia may experience in completing the commercialization of voclosporin; the market for the LN business may not be as estimated; Aurinia may have to pay unanticipated expenses; Aurinia may not be able to obtain sufficient supply to meet commercial demand for voclosporin in a timely fashion; unknown impact and difficulties imposed by widespread health concerns on Aurinia’s business operations including nonclinical, clinical, regulatory and commercial activities; risks arising from shareholder activism; the results from Aurinia’s clinical studies and from third party studies and reports may not be accurate; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; regulatory bodies may not grant approvals on conditions acceptable to Aurinia and its business partners, or at all; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond Aurinia’s control. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information.
All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in

Aurinia’s most recent Annual Report on Form 10-K available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR+) website at www.sedarplus.ca or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com.

Media and Investor Inquiries:
Andrea Christopher
Corporate Communications and Investor Relations, Aurinia
achristopher@auriniapharma.com
ir@auriniapharma.com

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$48,875	$94,172
Short-term investments	301,614	295,218
Accounts receivable, net	24,089	13,483
Inventories, net	39,705	24,752
Prepaid expenses	9,486	13,580
Other current assets	1,031	1,334
Total current assets	424,800	442,539

Non-current assets:
Long-term investments	201	—
Other non-current assets	1,517	13,339
Property and equipment, net	3,354	3,650
Acquired intellectual property and other intangible assets, net	4,977	6,425
Finance right-of-use asset, net	108,715	—
Operating right-of-use assets, net	4,498	4,907
Total assets	$548,062	$470,860

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	54,389	39,990
Deferred revenue	4,813	3,148
Other current liabilities (of which $0.8 million in 2023 is due to a related party)	2,388	2,033
Finance lease liability	14,609	—
Operating lease liabilities	989	936
Total current liabilities	77,188	46,107

Non-current liabilities:
Finance lease liability	75,479	—
Operating lease liabilities	6,530	7,152
Deferred compensation and other non-current liabilities (of which $7.6 million in 2023 is due to a related party)	10,911	12,166
Total liabilities	170,108	65,425

SHAREHOLDERS' EQUITY
Common shares - no par value, unlimited shares authorized, 143,833 and 142,268 shares issued and outstanding at December 31, 2023 and 2022, respectively	1,200,218	1,185,309
Additional paid-in capital	120,788	85,489
Accumulated other comprehensive loss	(730)	(1,061)
Accumulated deficit	(942,322)	(864,302)
Total shareholders' equity	377,954	405,435
Total liabilities and shareholders’ equity	$548,062	$470,860

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Years ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(unaudited)
Revenue:
Product revenue, net	$42,315	$28,326	$158,533	$103,468
License, collaboration and royalty revenue	2,780	109	16,980	30,562
Total revenue, net	45,095	28,435	175,513	134,030
Operating expenses
Cost of sales	5,395	1,362	14,148	5,664
Selling, general and administrative	50,072	47,473	195,036	196,371
Research and development	10,228	9,870	49,641	44,988
Other expense (income), net	9,074	(2,170)	8,379	(1,523)
Total cost of sales and operating expenses	74,769	56,535	267,204	245,500
Loss from operations	(29,674)	(28,100)	(91,691)	(111,470)
Interest expense	(1,310)	—	(2,775)	—
Interest income	4,568	2,909	16,997	5,118
Net loss before income taxes	(26,416)	(25,191)	(77,469)	(106,352)
Income tax expense	459	855	551	1,828
Net loss	$(26,875)	$(26,046)	$(78,020)	$(108,180)
Basic and diluted loss per share	$(0.19)	$(0.18)	$(0.54)	$(0.76)
Weighted-average common shares outstanding used in computation of basic and diluted loss per share	142,927	141,909	143,236	141,915